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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 1999, except for the seventh and eighth paragraphs of Note 15, as to which the date is July 15, 1999 and July 19, 1999, respectively, relating to the consolidated financial statements and financial statement schedule at September 30, 1998 and 1997, and for each of the two years in the period ended September 30, 1998, and the nine month period ended September 30, 1996, which appears in Lucent Technologies Inc.
Current Report on Form 8-K dated August 2, 1999.



/s/PricewaterhouseCoopers LLP
New York, New York
August 11, 1999